                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                           AXIOHM TRANSACTION SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                       AXIOHM TRANSACTION SOLUTIONS, INC.

To All Shareholders:

    The 1999 Annual Meeting of the Shareholders of Axiohm Transaction Solutions, Inc., a California corporation (the "Company") will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshocken, Pennsylvania 19428 on May 5, 1999 at 11:00 a.m., local time, to act on the following matters:

    (1) To elect five (5) persons to the Company's Board of Directors;

    (2) To ratify the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year; and

    (3) To act on such other matters as may properly come before the meeting or any adjournment(s) thereof.

    In accordance with the Company's Bylaws, the Board of Directors has fixed the close of business on March 25, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournment(s) thereof. The stock transfer books will not be closed. Your attention is directed to the enclosed Proxy Statement setting forth information regarding the matters to be acted upon at the meeting. You are cordially invited to attend the meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS OF
                                          AXIOHM TRANSACTION SOLUTIONS, INC.

                                          CORINNE BELMONT
                                          SECRETARY

Blue Bell, Pennsylvania
April 19, 1999

                       AXIOHM TRANSACTION SOLUTIONS, INC.
            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of Axiohm Transaction Solutions, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 5, 1999 at 11:00 a.m., local time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshocken, Pennsylvania 19428. The Marriott's telephone number at that address is (610) 941-5600, and the Company's telephone number at its headquarters is (215) 591-0940.

    These proxy solicitation materials were mailed on or about April 19, 1999 to all shareholders entitled to vote at the meeting.

RECORD DATE AND SHARES OUTSTANDING

    Shareholders of record at the close of business on March 25, 1999 are entitled to notice of and to vote at the meeting. At the record date, 6,519,301 shares of the Company's Common Stock were issued and outstanding and were held by 419 holders of record.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company at the Company's headquarters, located at 1787 Sentry Parkway West, Building 16, Suite 450, Blue Bell, Pennsylvania 19422 (Attn: Corporate Secretary), a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Every shareholder voting at the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than five candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

    The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telefax, telegram or express mail service.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

    While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

    Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal on which the broker has expressly not voted.

    An automated system administered by the Company's transfer agent will be used to tabulate proxies. Tabulated proxies will be transmitted to an employee of the Company who will serve as inspector of elections.

DEADLINE FOR SHAREHOLDER PROPOSALS TO BE INCLUDED IN 2000 ANNUAL MEETING PROXY
  STATEMENT

    Shareholders of the Company are entitled to present proposals for consideration at forthcoming shareholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission. If a Shareholder wishes to have a proposal for the Company's 2000 Annual Meeting of Shareholders included in the Company's proxy statement and form of proxy relating to that meeting, then the shareholder must cause such proposal to have been received by the Company at its headquarters no later than December 21, 1999. In connection with its 2000 Annual Shareholder Meeting, the Company intends to solicit proxies granting discretionary authority to the proxyholders to vote on any matters submitted to the Company by shareholders after March 5, 2000.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

NOMINEES AND VOTE REQUIRED

    A board of five (5) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The five nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under California law. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

    The Board of Directors recommends the election of the nominees listed below. The names of the nominees, and certain information about them as of the record date, are set forth below.

NAME OF NOMINEE                                    AGE                  PRINCIPAL OCCUPATION               DIRECTOR SINCE
---------------------------------------------      ---      ---------------------------------------------  ---------------
Nicolas Dourassoff...........................          44   President and Chief Executive Officer of the           1997
                                                            Company

Patrick Dupuy................................          46   Co-Chairman of the Company                             1997

William H. Gibbs.............................          55   Private Investor                                       1985

Gilles Gibier................................          44   Co-Chairman of the Company and Private                 1997
                                                            Investor

Don M. Lyle..................................          59   Independent Consultant                                 1992

    MR. DOURASSOFF has served as a director of the Company since October 1997, as President and Chief Executive Officer of the Company since May 1998 and as a director of Axiohm S.A.R.L. (formerly Axiohm S.A.) since 1996. See "Executive Compensation--Employment Agreements." Prior to that, Mr. Dourassoff served as Managing Director of ABN AMRO, Investissement, the investment subsidiary of ABN AMRO (a Dutch bank), a position he held since June 1993. Concurrently, he served as the Director of the Acquisition Financing Department of Banque De Neuflize, Schlumberger Mallet, a subsidiary of ABN AMRO, from January 1994 through June 1995. Mr. Dourassoff received his MBA from Groupe HEC (France) and his Bachelor of Science degree from the Ecole Nationale Superieure de Techniques Avancees (France) and holds an engineering degree from the French Naval Academy, where he graduated as an officer. Mr. Dourassoff was elected to the Board of Directors pursuant to the July 14, 1997 merger agreement among the Company, Axhiom S.A.R.L. and a subsidiary of Axiohm S.A.R.L. (the "Merger Agreement").

    MR. DUPUY has served as a director and Co-Chairman of the Company since October 1997. Mr. Dupuy served as Co-Chief Executive Officer of the Company from January 1998 through May 1998 and has been Chairman of Axiohm S.A.R.L., a French manufacturer of transaction printers and mechanisms which acquired the Company in 1997, since its purchase from Schlumberger Limited ("Schlumberger") by Axiohm S.A.R.L. management in 1988. Mr. Dupuy joined Schlumberger in 1984 as Marketing and Sales Manager for several Schlumberger divisions, including printer products and low voltage equipment. Prior to joining Schlumberger, Mr. Dupuy was employed as head of export sales for IER S.A., a world leader in airline ticket printers. Mr. Dupuy was elected to the Board of Directors pursuant to the Merger Agreement.

    MR. GIBBS has served as a director of the Company since 1987. From November 1985 to January 1998 Mr. Gibbs served as President and Chief Executive Officer of the Company, and from March 1987 through October 1997 as Chairman of the Board of Directors of the Company.

    MR. GIBIER has served as a director and Co-Chairman of the Company since October 1997. He served as Co-Chief Executive Officer of the Company from January 1998 through May 1998 and has been a director of Axiohm S.A.R.L. since its purchase from Schlumberger by Axiohm S.A.R.L. management in 1988. Mr. Gibier joined Schlumberger in 1983. Mr. Gibier held various positions at Schlumberger, including Divisional General Manager in France, where he was responsible for divesting certain non-strategic operations, Manager of Internal Business Audit in the U.S., and Plant Manager of an energy meter plant in the United Kingdom. Mr. Gibier was elected to the Board of Directors pursuant to the Merger Agreement.

    MR. LYLE has been an independent consultant since 1983 to a number of technology-based companies in the United States, Europe and Japan. From 1984 through 1987, Mr. Lyle was President and Chief

Executive Officer of Data Electronics, Inc. Mr. Lyle is also a director of Emulex Network Systems and The National Registry, Inc.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of six meetings during 1998. No director attended fewer than 75% of such meetings or of committee meetings held while such director was a member of the Board or of a committee.

    The Board of Directors has a Nominating Committee, an Audit Committee and a Compensation Committee.

    The Nominating Committee recommends new members for the Company's Board of Directors. The Committee consists of Patrick Dupuy and Gilles Gibier. Thus far, the functions of the Nominating Committee have been performed by the Board of Directors. The Nominating Committee held no meetings in 1998.

    The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors and reviews and evaluates the Company's accounting system and its system of internal accounting controls. This Committee, currently consisting of William H. Gibbs and Don M. Lyle, held one meeting during 1998.

    The Compensation Committee, currently consisting of Patrick Dupuy, Gilles Gibier and Don M. Lyle, reviews and administers the compensation of the officers of the Company and administers the Company's 1992 Stock Plan. The Compensation Committee held no meetings during 1998. During 1998 the determination of Mr. Dourassoff's salary as Chief Executive Officer was made by Messrs. Dupuy and Gibier, and Mr. Dourassoff determined the salaries of the Company's other officers. Stock option grants under the Company's 1992 Stock Plan during 1998 were made by the Board of Directors as a whole.

COMPENSATION OF DIRECTORS

    RETAINER AND MEETING FEES

    All non-employee directors received a $12,000 annual retainer plus $1,500 for each Board of Directors meeting attended and for each committee meeting which did not occur on a regularly scheduled date.

    CO-CHAIRMEN AGREEMENTS

    The Company has entered into Co-Chairman Agreements with Messrs. Dupuy and Gibier. See "Executive Compensation--Employment Agreements."

VOTE REQUIRED

    If a quorum is present and voting, the five nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting and the total number of Votes Cast with respect to a nominee. Accordingly, abstentions will have the same effect as a vote against the nominee. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a nominee.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE ABOVE CANDIDATES FOR THE COMPANY'S BOARD OF DIRECTORS.

                                 PROPOSAL NO. 2
                      RATIFICATION OF INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee and subject to the ratification by the shareholders, the Board of Directors appointed KPMG LLP, independent public auditors to serve for the fiscal year ending January 1, 2000.

    The Board of Directors recommends that the shareholders vote for ratification of the appointment of KPMG LLP as the Company's independent auditors to audit the financial statements for the Company for the year ending January 1, 2000. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

    The affirmative vote of a majority of the Votes Cast will be required to ratify KPMG LLP as the Company's independent auditors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES

    The following table shows the total compensation of (i) the Chief Executive Officer and (ii) all other executive officers of the Company who earned over $100,000 in salary and bonus in 1998 (together the "Named Executive Officers"), as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                    SECURITIES
                                                                                  OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR      SALARY($)    BONUS($)    COMPENSATION($)(1)   OPTIONS(#)   COMPENSATION($)(2)
----------------------------------------  ---------  -----------  -----------  -------------------  -----------  ------------------

Nicolas Dourassoff(3) ..................       1998      128,731      50,000           26,162          120,000             64,574
  Chief Executive Officer

Patrick Dupuy(4) .......................       1998       80,000          --               --               --                 --
  Co-Chief Executive Officer                   1997       80,000          --               --               --                 --

Gilles Gibier(4) .......................       1998       80,000          --               --               --                 --
  Co-Chief Executive Officer                   1997       80,000          --               --               --                 --

William H. Gibbs(5) ....................       1998       99,250          --               --               --         11,034,293
  Chief Executive Officer                      1997      349,973      75,000               --          200,000              1,966
                                               1996      285,000      44,599               --               --              1,784

Walter S. Sobon(6) .....................       1998      190,238      25,000            9,000           40,000              1,296
  Chief Financial Officer                      1997      119,407      37,500            6,750           80,000                300
  and Treasurer

Malcolm Unsworth(7) ....................       1998      173,936      25,000               --           15,000              7,330
  Vice President of Operations                 1997      156,028      95,000               --               --                 --

------------------------

(1) Represents automobile allowances.

(2) For Mr. Dourassoff represents relocation and tuition expenses in connection with his relocation from France to the United States. For Mr. Gibbs in 1998 represents payments in connection with the termination of his employment with the Company, including the distribution of amounts held in rabbi trusts with respect to the acceleration and payout of options in connection with the Merger Agreement, the payment of certain tax obligations in connection with such payouts, and payments under a noncompetition agreement. For Mr. Gibbs in 1997 and 1996, and for Messrs. Unsworth and Sobon, represents life and/or disability insurance premiums.

(3) Mr. Dourassoff joined the Company in May 1998.

(4) Messrs. Dupuy and Gibier served and Co-Chief Executive Officers of the Company from January 1998 through May 1998.

(5) Mr. Gibbs' employment with the Company terminated in January 1998.

(6) Mr. Sobon joined the Company in March 1997.

(7) Mr. Unsworth joined the Company in September 1997. Represents payments made to Mr. Unsworth in 1997 in his capacity as an executive officer of the Company and, until joining the Company in September 1997, in his capacity as an executive officer of Axiohm IPB, Inc.

OPTION GRANTS

    The following tables set forth certain information for the Named Executive Officers with respect to grants in 1998, and year end values, of options to purchase Common Stock of the Company:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                                 ------------------------------------------------------------------  ANNUAL RATES OF STOCK
                                    NUMBER OF                                                         PRICE APPRECIATION
                                   SECURITIES       PERCENTAGE OF TOTAL                                       FOR
                                   UNDERLYING       OPTIONS GRANTED TO     EXERCISE OR                  OPTION TERM(3)
                                 OPTIONS GRANTED    EMPLOYEES IN FISCAL    BASE PRICE   EXPIRATION   ---------------------
NAME                                 ($)(1)               YEAR(2)            ($/SH)        DATE        5%($)      10%($)
-------------------------------  ---------------  -----------------------  -----------  -----------  ---------  ----------

Nicolas Dourassoff.............       120,000                   36             13.125     4/28/06      751,992   1,801,152

Patrick Dupuy..................            --                   --                 --       --              --          --

Gilles Gibier..................            --                   --                 --       --              --          --

William H. Gibbs...............            --                   --                 --       --              --          --

Walter S. Sobon................        40,000                   12             13.125     4/28/06      250,664     600,384

Malcolm Unsworth...............        15,000                    5             13.125     4/28/06       93,999     225,144

------------------------

(1) Except where otherwise indicated, these options were granted pursuant to the 1992 Stock Plan. All options have eight year terms and vest at the rate of 25% of the total shares on each of the first four anniversaries of the date of grant. In January 1999, the Company's Board of Directors amended the exercise price of Mr. Dourassoff's options to purchase 120,000 shares of Common Stock to a per share exercise price of $6.00.

(2) An aggregate of 333,000 options to purchase shares of Common Stock were granted to employees during 1998.

(3) Potential realizable value is based on an assumption that the stock price of Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the eight year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission (the "SEC") and do not reflect the Company's estimate of future stock price.

                         FISCAL YEAR END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED IN-THE-MONEY
                                            OPTIONS AT FISCAL YEAR END(#)      OPTIONS AT FISCAL YEAR END($)(1)
                                          ----------------------------------  ----------------------------------
NAME                                        EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------------------------  ----------------  ----------------  ----------------  ----------------

Nicolas Dourassoff......................                --           120,000                --                --

Patrick Dupuy...........................                --                --                --                --

Gilles Gibier...........................                --                --                --                --

William H. Gibbs........................                --                --                --                --

Walter S. Sobon.........................            30,000            50,000                --                --

Malcolm Unsworth........................           138,805            92,313                --                --

------------------------

(1) Per share market value of underlying securities at year end minus the per share exercise price, multiplied by the number of shares.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

    The Company has entered into employment agreements with Messrs. Dupuy and Gibier, Co-Chairmen of the Company, Mr. Dourassoff, the Company's Chief Executive Officer, and Mr. Sobon, Chief Financial Officer of the Company. The Company has also entered into a change-in-control agreement with Mr. Dourassoff.

    The Co-Chairman Employment Agreements, each dated effective as of October 2, 1997, between the Company and Mr. Dupuy (the "Dupuy Agreement") and the Company and Mr. Gibier (the "Gibier Agreement"), respectively, provide that the Company will employ Messrs. Dupuy and Gibier, and Messrs. Dupuy and Gibier agree, to serve as Co-Chairmen of the Company and to oversee the Company's investment in certain of its foreign subsidiaries. Each of Mr. Dupuy and Mr. Gibier receives compensation therefor of $80,000 per year (along with French social security taxes with respect thereto). Each of these agreements may be terminated by either party on one year's notice.

    The Co-Chairman Employment Agreement dated effective as of October 2, 1997 between the Company and Mr. Gibier (the "Gibier Agreement") provides that the Company will employ Mr. Gibier, and Mr. Gibier agrees, to serve as Co-Chairman of the Company and to oversee the Company's investment in certain of its foreign subsidiaries. Mr. Gibier's compensation therefor is $80,000 per year (along with French social security taxes with respect thereto). The Gibier Agreement may be terminated by either party on one year's notice.

    The Employment Agreement with Mr. Dourassoff (the "Dourassoff Agreement") provides for Mr. Dourassoff to be employed as Chief Executive Officer of the Company at a base salary of $200,000 during his first year of employment which began May 15, 1998, and a base salary of not less than $250,000 for the second and succeeding years of employment. Mr. Dourassoff will also be eligible to receive a minimum target bonus of up to $75,000, to be awarded based on the Company's financial performance, and will be entitled to participate in other employee benefit plans and programs available to the Company's other employees. The Dourassoff Agreement also provides that, in the event that the Company employment terminates Mr. Dourassoff's employment without cause (as defined in the Dourassoff Agreement), Mr. Dourassoff shall receive a lump sum severance payment equal to one year's compensation if terminated in the first six months, nine months' salary if terminated in the second six months, and six months' salary if terminated thereafter.

    The Change in Control Agreement dated March 22, 1999 between the Company and Mr. Dourassoff (the "Dourassoff Change in Control Agreement") provides that if
(i) there is a "change in control" of the Company, and (ii) within 12 months of such change in control (but not later than March 21, 2001) Mr. Dourassoff's employment with the Company is terminated (i) by the Company other than for "cause", (ii) by Mr. Dourassoff for "good reason", or (iii) due to death or disability, then Mr. Dourassoff shall receive certain severance amounts from the Company. Such severance consists of (i) a cash payment equal to 299% of Mr. Dourassoff's annual compensation (including salary, bonus, and car and children's tuition allowances), (ii) continued health insurance coverage, and
(iii) reasonable relocation expenses. A change in control is deemed to occur if
(i) any "person" as defined in Section 13(d) of the Securities Exchange Act of 1934 becomes the beneficial owner of 35% of the voting power in the Company, unless Messrs. Dupuy and Gibier in the aggregate are still beneficial owners of a higher percentage than such person, (ii) there occurs a change in Board composition within a two year period as a result of which less than a majority of the Board consists of incumbent directors, (iii) the Company's Board or shareholders approve a merger in which the Company is not the surviving corporation or in which the Company's Common Stock would be converted to cash, securities or other property, unless the shareholders immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, (iv) there occurs a sale of 50% of the assets or earning power of the Company, or (v) the Company liquidates or dissolves. Good reason is generally defined as certain specified reductions in duties or compensation, certain relocations, or a termination other than for disability or cause.

    The Employment Agreement with Mr. Sobon (the "Sobon Agreement") provides for Mr. Sobon to be employed as the Company's Chief Financial Officer at a base salary of no less than $180,000. Mr. Sobon is also eligible to receive a minimum target bonus of $80,000, to be awarded based on the Company's financial performance and is entitled to a car allowance and to participate in other employee benefit plans and programs available to the Company's other employees. In the event Mr. Sobon's employment with the Company terminates in an Involuntary Termination (as defined in the Sobon Agreement), Mr. Sobon shall receive a lump sum severance payment equal to 18 months' compensation. In addition, in the event Mr. Sobon's employment is terminated as a result of an Involuntary Termination, disability or death, the vesting and exercisability of all outstanding stock options that were granted to Mr. Sobon prior to August 21, 1997 shall accelerate in full.

    The Company's 1992 Stock Plan contains certain provisions which provide, except as otherwise determined by the Board, for an acceleration of exercisability and vesting, and cash payouts with respect to, options issued under such Plan in connection with any "change in control". For purposes of such Plan a change in control is deemed to occur if (i) any "person" as defined in
Section 13(d) of the Securities Exchange Act of 1934 becomes the beneficial owner of 50% of the voting power in the Company, (ii) there occurs a change in Board composition as a result of which less than a majority of the Board consists of incumbent directors, or (iii) the Company's shareholders approve either a merger (unless voting securities of the Company outstanding immediately prior to the merger would continue to represent at least 50% of the voting power of the Company or surviving entity immediately after the merger) or a sale of substantially all the Company's assets.

    In February 1999, the Board of Directors resolved to modify certain terms concerning option acceleration in case of a change of control contained in an outstanding option held by Malcolm Unsworth to purchase 231,118 shares of the Company's Common Stock (the "Unsworth Option"). The modification replaces the former change in control provisions of the Unsworth Option, which were equivalent to the change in control provisions of the 1992 Stock Plan described above, with new change in control provisions comparable to those contained in the Dourassoff Change in Control Agreement.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors establishes the compensation plans and policies and the specific compensation levels for executive officers, and administers the Company's stock option plans.

    COMPENSATION POLICIES

    The Compensation Committee reviews and approves the salaries of executive officers primarily by reference to data contained in the American Electronics Association (AEA) survey of executive compensation in the electronics industry. The Committee establishes base salaries that are within the range of salaries for persons holding positions of similar responsibility at comparably-sized technology companies. In addition, the Committee considers factors such as relative Company performance, the individual's past performance, his or her future potential and the individual's experience and ability as judged by the Committee.

    Annual bonuses for executive officers are primarily based on the achievement of performance targets set forth in the Company's operating plan for the year. The annual cash bonus for executive officers is based on four elements: (i) pretax profits in relation to the Company's operating plan; (ii) the operating results of the businesses or functions reporting to the executive, (iii) achievement of specific, measurable objectives related to the executive's area of responsibilities, and (iv) a factor based on subjective judgments of the executive's performance. Bonus payments to executive officers averaged approximately 12% of such officers' base salaries for 1998. The Committee believes this to be commensurate with overall performance against the objectives utilized in the executive bonus program.

    The Compensation Committee believes that stock options are an effective incentive device for attracting and retaining employees, and also serve to align the interests of the executive officers with those of the shareholders. In determining stock option grants, the Committee considers ranges of options granted to executives at various levels in other companies and the relationship of such grants to the number of vested options then held. While this data is somewhat imprecise, the Compensation Committee feels comfortable that the ranges are reasonable. All options are granted at the market price of the Common Stock on the date of grant. During 1998, the Compensation Committee granted options to purchase a total of 175,000 shares of the Company's Common Stock to executive officers.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Company has an employment agreement with Mr. Dourassoff, the Company's Chief Executive Officer, which provides that he will receive a base salary determined annually by the Board of Directors, in any event not to be less than $250,000. As part of his employment agreement, Mr. Dourassoff received a guaranteed bonus of $50,000 for 1998. The Compensation Committee believes that his total compensation (salary, bonus and stock options) should be heavily influenced by the performance of the Company. In establishing his base salary, the Committee also considers the salaries of chief executive officers of comparable companies, their years of experience and their performance, according to the AEA data referred to above. Mr. Dourassoff is also entitled to a target bonus of up to $75,000 upon the Company meeting certain objectives as set by the Board of Directors.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under the new legislation, the Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Based on the Company's current compensation plans and policies, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation.

Patrick Dupuy, Member of the  Gilles Gibier, Member of the  Don M. Lyle, Member of the
Compensation Committee        Compensation Committee        Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of Patrick Dupuy, Gilles Gibier and Don M. Lyle. Messrs. Dupuy and Gibier have served as Co-Chief Executive Officers of the Company from January 1998 to May 1998. Messrs. Dupuy and Gibier have been directors and shareholders of Axiohm S.A.R.L. and Axiohm Technologies E.U.R.L. See "Certain Relationships and Related Transactions."

    Mr. Lyle is a non-employee director with no interlocking relationships as defined by the Securities and Exchange Commission.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    SNC La Noire, which is owned by Mr. Dupuy, Mr. Gibier and Jean-Georges Huglin, formerly the Chief Financial Officer of Axhiom S.A.R.L., has historically provided and continues to provide real estate and office management services to Axhiom S.A.R.L. SNC La Noire owns the Montrouge facility. In July 1997, SNC La Noire entered into separate leases with Axhiom S.A.R.L. and Axiohm Technologies E.U.R.L. (formerly Dardel Technologies E.U.R.L.) with respect to such facility. Following renovations that were completed in October 1997, Axhiom S.A.R.L. leased approximately 26,000 square feet of space from SNC La Noire at the Montrouge facility at a cost of approximately $15 per square foot. Based on independent appraisals, Axiohm S.A.R.L. believes that the terms of the Montrouge lease are comparable to what Axhiom S.A.R.L. could have obtained from unrelated third parties.

    SNC La Noire also provides Axhiom S.A.R.L. with management services for the space leased at the Montrouge facility. In 1997 and 1998, Axiohm S.A.R.L. paid SNC La Noire $379,000 and $615,000, respectively, for such services. Axhiom S.A.R.L. believes that the terms of these transactions between Axhiom S.A.R.L. and SNC La Noire historically have been, and will continue to be, on terms that are comparable to or better than could have been obtained from unrelated third parties. The real estate management services agreements between Axhiom S.A.R.L. and SNC La Noire are negotiated annually and can be terminated by either party upon three months' written notice.

    On January 10, 1998, William H. Gibbs resigned his position as President and Chief Executive Officer of the Company, while remaining a member of the Company's Board of Directors. In connection with such resignation, Mr. Gibbs and the Company entered into a Resignation Agreement (the "Gibbs Resignation Agreement") and a Noncompetition and Mutual Release Agreement (the "Gibbs Noncompetition Agreement"), both dated January 10, 1998. Pursuant to the Gibbs Resignation Agreement, the Company paid Mr. Gibbs the amounts due and owing to him through the date of termination of his employment, including salary, bonus and benefits, as well as $1,524,873 in full satisfaction of all currently accrued tax payment obligations to Mr. Gibbs under the Option Cancellation Agreement dated August 10, 1997 (the "Gibbs Option Cancellation Agreement"). The Gibbs Resignation Agreement also provides that all outstanding options held by Mr. Gibbs were canceled without further consideration therefor, and that the Gibbs Resignation Agreement constitutes full and final satisfaction of all rights of Mr. Gibbs under the Gibbs Option Cancellation Agreement and his Employment Agreement dated July 14, 1997. The Gibbs Noncompetition Agreement provides, among other things, that the Company pay Mr. Gibbs $1,350,000. In return, Mr. Gibbs has agreed for a period of two years not to compete with the Company. The Gibbs Noncompetition Agreement also contains a mutual release of all claims between the parties.

                              COMPANY PERFORMANCE

    The following graph shows a five-year comparison of cumulative total returns for the Company, the Nasdaq CRSP Total Return Index and the Nasdaq Computer Manufacturing Stock Index (both Nasdaq indices were prepared by the Center for Research in Securities Prices at the University of Chicago):

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               AXIOHM TRANSACTION SOLUTIONS INC.          NASDAQ COMP. MFG        NASDAQ TOTAL RETURN
1993                                          $100.00                 $100.00                     $100.00
1994                                          $136.20                  $97.80                     $114.90
1995                                          $208.50                 $138.30                     $184.60
1996                                          $204.30                 $170.00                     $254.30
1997                                          $144.70                 $208.50                     $306.80
1998                                           $55.30                 $293.80                     $675.20

                               SECURITY OWNERSHIP

    The following table sets forth certain information regarding the Common Stock owned on March 25, 1999 (except as otherwise specified) by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) Named Executive Officers (as defined in "Executive Compensation Tables"), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

                                                                                AMOUNT AND NATURE OF
                                                                                     BENEFICIAL         PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                OWNERSHIP(1)         OWNERSHIP
-----------------------------------------------------------------------------  ----------------------  -------------
Patrick Dupuy(2) ............................................................          1,753,141              26.9%
  c/o Axiohm Transaction Solutions, Inc.
  1787 Sentry Parkway West
  Building 16, Suite 450
  Blue Bell, Pennsylvania 19422

Gilles Gibier(3) ............................................................          1,740,133              26.7%
  c/o Axiohm Transaction Solutions, Inc.
  1787 Sentry Parkway West
  Building 16, Suite 450
  Blue Bell, Pennsylvania 19422

Royce & Associates, Inc.(4) .................................................            449,677               6.7%
  1414 Avenue of the Americas
  New York, New York 10019

Nicolas Dourassoff(5)(6).....................................................             46,768             *

Walter S. Sobon(6)...........................................................             30,000             *

Malcolm Unsworth(6)..........................................................            142,555               2.1%

William H. Gibbs.............................................................                572             *

Don M. Lyle..................................................................                 --                --

All executive officers and directors as a group (8 persons)(7)...............          3,713,169              55.2%

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such option or warrant for computing the percentage ownership of such person, but are not treated as outstanding for computing the percentage of any other person.

(2) Includes 1,632,284 shares held of record by Ysatis BV, of which Mr. Dupuy is the sole shareholder, and 90,540 shares held of record by Mr. Dupuy's children.

(3) Includes 1,639,528 shares held of record by Cargyl BV, of which Mr. Gibier is the sole shareholder, and 100,605 shares held of record by Carole Gibier, Mr. Gibier's daughter.

(4) Based solely on information on a group Schedule 13G/A filed with the SEC February 10, 1999. Includes shares held of record by Royce & Associates, Inc. ("Royce") and Royce Management Company ("RMC"). Charles M. Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own the shares held by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. Mr. Royce may be deemed to have sole voting and dispositive power over 449,677 shares; Royce may be deemed to have sole voting and dispositive power over 445,759 shares; and RMC may be deemed to have sole voting and dispositive power over 3,918 shares.

(5) Includes 16,768 shares held of record by Somafin S.P.R.L., an entity wholly owned by Mr. Dourassoff and Veronique Dourassoff, Mr. Dourassoff's wife.

(6) Includes the following number of shares issuable upon exercise of options or warrants that are currently exercisable or will have become exercisable within 60 days of March 25, 1999: Nicolas Dourassoff: 30,000; Walter S.
    Sobon: 30,000; and Malcolm Unsworth: 142,555.

(7) Includes 202,555 shares issuable upon exercise of options that are currently exercisable or will have become exercisable within 60 days of March 25, 1999.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, all filing requirements applicable to its officers, directors and ten percent shareholders were fulfilled, other than as follows. Each of Jack Confrey, Carmen Conicelli, Rudy Falkenburg, Patrick Frimat and Charlotte Podowski failed to timely file a Form 3 upon becoming subject to the reporting requirements of Section 16(a). The Company is not aware of any transactions during 1998 which any of such persons would have been required to report on Form 4 or Form 5.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

    It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope that has been enclosed, at your earliest convenience.

                                          By Order of the Board of Directors of
                                          AXIOHM TRANSACTION SOLUTIONS, INC.

                                          CORINNE BELMONT
                                          SECRETARY

April 19, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      AXIOHM TRANSACTION SOLUTIONS, INC.
                          ANNUAL MEETING OF SHAREHOLDERS
                                  May 5, 1999

   The undersigned hereby appoints Walter S. Sobon and Carmen J. Conicelli, or either of them, as proxyholders, each with the power to appoint his substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of Axiohm Transaction Solutions, Inc. (the "Company") which the undersigned would be entitled to vote if then and there personally present, on March 25, 1999 at the Company's 1999 Annual Meeting of Shareholders to be held on May 5, 1999, at 11:00 a.m. local time at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshocken, Pennsylvania 19428, or at any adjournment thereof.

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               SEE REVERSE SIDE

                 -Please Detach and Mail in the Envelope Provided-
------------------------------------------------------------------------------
/ X /  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

                               FOR              WITHHELD
1. ELECTION OF DIRECTORS      /  /                /  /

Nominees:  Nicolas Dourassoff
           Patrick Dupuy
           William H. Gibbs
           Gilles Gibier
           Don M. Lyle

For all nominees except as noted below:

2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                   FOR            AGAINST        ABSTAIN

                   /  /            /  /           /  /

3. IN THEIR DISCRETION THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH
   OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW        /  /

When properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2 and as said proxyholders deem advisable on such other matters as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE________________ DATE _________ SIGNATURE______________ DATE_________

Note: (This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property, both should sign.)